Exhibit 99.1

China 3C Group Completes Acquisition of Jinhua Baofa Logistic, Ltd.

HANGZHOU, China, July 2, 2009 -- China 3C Group (“China 3C” or the “Company”) (OTC Bulletin Board: CHCG), a retailer and wholesale distributor of consumer and business products in China, today announced that it has completed the previously announced acquisition of Jinhua Baofa Logistic, Ltd. (“Jinhua”), a transportation logistics company in Eastern China.

As previously disclosed on December 29, 2008, the transaction was structured as an acquisition through the Company’s subsidiaries, Zhejiang Yong Xin Digital Technology Co., Ltd. and Yiwu Yong Xin Communication Ltd., for a cash consideration of RMB 120 million (approximately US$17.4 million). For the year ended December 31, 2008, Jinhua had revenue of $10.5 million, net income of $1.9 million and gross margin of 34.9%.

Jinhua is a well-known transportation logistics company in Eastern China and has been a long time transportation provider for China 3C. Jinhua has been in operation since 2001 and employs approximately 350 people. Jinhua has approximately 280 customers and operates a fleet of more than 70 trucks and transports freight, including electronics, machinery and equipment, metal products, chemical materials, garments and handcrafted goods. Its transportation services cover more than 20 cities in Eastern China, including many of the most developed cities in the Eastern China region in which China 3C operates, such as Shanghai, Hangzhou and Nanjing. Mr. Hongfei Guo, CEO of Jinhua, will continue to manage the business following the closing of this acquisition.

Mr. Zhenggang Wang, Chairman and Chief Executive Officer of China 3C, commented, “We are pleased to complete our acquisition of Jinhua and expand our logistical capabilities. In addition to serving as a transportation provider to our existing wholesale and retail store-in-store operations, we believe this logistics company will allow us to more quickly expand into our newly established direct store and franchise store businesses.

We have combined Jinhua’s transportation network with our distribution network, which we believe will result in enhanced service and operating efficiency as we expand our operations into new geographic areas in China. Jinhua’s gross margin is significantly higher than our other business segments, and we believe that Jinhua can contribute at least $10 million in revenue and $2 million in net income to our business annually.”

Mr. Hongfei Guo, CEO of Jinhua, commented, “We are very proud to join China 3C Group and contribute to their operating strategy. At the same time, we believe that China 3C can provide us with greater financial strength, and enhance our growth in new and existing markets.”

About China 3C Group
China 3C is a leading wholesale distributor and retailer of 3C merchandise: computers, communication products and consumer electronics. The Company specializes in wholesale distribution and retail sales of 3C products in Eastern China, focusing on products that make life more comfortable, convenient and connected. The Company’s goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com.

For more information, please contact:

     Jason Yuan, Vice President
     China 3C Group
     Email: ir@china3cgroup.com

     Bill Zima
     ICR, Inc.
     Tel: +1-203-682-8200